AGREEMENT AND PLAN OF MERGER

by and among

Protea Biosciences, Inc.,

SRKP 5, Inc.

and

SRKP 5 Acquisition Corp.

September 2, 2011

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is entered into as of September 2, 2011, by and among Protea Biosciences, Inc., a Delaware corporation (“Protea”), SRKP 5, Inc., a Delaware corporation (“SRKP”), and SRKP Acquisition Corp., a Delaware corporation (“MergerCo”).

WITNESSETH

WHEREAS, the Boards of Directors of Protea, SRKP and MergerCo (“collectively, the “Parties”) have determined that it is in the best interests of such corporations and their respective stockholders to consummate the merger of MergerCo with and into Protea with Protea as the surviving corporation (the “Merger”);

WHEREAS, the shareholders of Protea and MergerCo and the Board of Directors of SRKP have approved this Agreement, the Merger and the transactions contemplated by this Agreement pursuant to a shareholder or board meeting or action taken by written consent in accordance with the requirements of the Delaware General Corporation Law (“DGCL”);

WHEREAS, pursuant to the Merger, among other things, the outstanding shares of capital stock of Protea shall be converted into the Merger Consideration (as hereinafter defined) upon the Effective Time (as hereinafter defined);

NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

As used herein, the following terms shall have the following meanings (such meaning to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” has the meaning as defined in Rule 12b-2 promulgated under the Exchange Act, as such regulation is in effect on the date hereof.

“Certificate of Merger” shall mean the certificate of merger in substantially the form attached hereto as Exhibit A.

“Closing” shall have the meaning as set forth in Section 2.1(c) hereof.

“Closing Date” shall have the meaning as set forth in Section 2.1(c) hereof.

“Code” shall mean Internal Revenue Code of 1986, as amended (the “Code”).

“Convertible Securities” shall have the meaning as set forth in Section 2.2(e) hereof.

“Delaware General Corporation Law” or “DGCL” shall mean Title 8, Chapter 1 of the Delaware Code, as amended.

“Dissenting Shares” shall have the meaning as set forth in Section 2.5 hereof.

“Effective Date” shall have the meaning ascribed thereto in Section 2.1(c) hereof.

“Effective Time” shall have the meaning ascribed thereto in Section 2.1(c) hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor law and the rules and regulations promulgated thereunder.

“Evaluation Material” shall have the meaning ascribed thereto in Section 6.3(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Exchange Ratio” shall mean the quotient derived from dividing (a) the number of shares of Protea Common Stock issued and outstanding on a fully-diluted basis, as of the date immediately preceding the Effective Time by (b) one.

“GAAP” shall mean United States generally accepted accounting principles as in effect from time to time.

“Knowledge” means, with respect to an individual, that such individual is actually aware of a particular fact or other matter, with no obligation to conduct any inquiry or other investigation to determine the accuracy of such fact or other matter. A Person other than an individual shall be deemed to have Knowledge of a particular fact or other matter if the officers, directors or other management personnel of such Person had Knowledge of such fact or other matter.

“Material Adverse Effect” shall, with respect to an entity, mean a material adverse effect on the business, operations, results of operations or financial condition of such entity on a consolidated basis.

“Merger” shall have the meaning ascribed thereto in the preambles of this Agreement.

“Merger Consideration” means the shares of SRKP Common Stock issuable in connection with the Merger to the holders of Protea Common Stock based on the Exchange Ratio.

“Options” shall have the meaning as set forth in Section 2.2(d) hereof.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, governmental authority or other entity.

“Protea Common Stock” means the common stock, par value $0.001, of Protea.

“Protea Preferred Stock” means the preferred stock, par value $0.001, of Protea.

“Redemption Agreement” shall have the meaning ascribed thereto in Section 6.9.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“SRKP Common Stock” shall mean the common stock, par value $0.0001 per share, of SRKP.

“SRKP Preferred Stock” shall mean the preferred stock, par value $0.0001 per share, of SRKP.

“SRKP Professional Fees” shall mean the aggregate amount of fees, costs and expenses of SRKP’s attorneys, accountants and other service providers incurred by SRKP on or prior to the Effective Date.

“SRKP Insiders” shall have the meaning ascribed thereto in Section 4.11.

“SRKP Latest Balance Sheet” shall have the meaning ascribed thereto in Section 4.17.

“SRKP Returns” shall have the meaning ascribed thereto in Section 4.9(a).

“SRKP SEC Filings” shall have the meaning ascribed thereto in Section 4.5.

“SRKP Stockholders” shall have the meaning ascribed thereto in Section 6.9.

“Stock Option Plan” shall have the meaning as set forth in Section 2.2(d) hereof.

“Subsidiary” shall, with respect to any Person, mean (i) each corporation in which such Person owns directly or indirectly fifty percent (50%) or more of the voting securities of such corporation and (ii) any other Person in which such Person owns at least a majority voting interest, and shall, in each case, unless otherwise indicated, be deemed to refer to both direct and indirect subsidiaries of such Person.

“Surviving Company” shall have the meaning ascribed thereto in Article II.

“Tax” or “Taxes” shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, environmental taxes, customs duties, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, workers’ compensation, employment-related insurance, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum or other governmental tax, fee, assessment or charge of any kind whatsoever including any interest, penalties or additions to any Tax or additional amounts in respect of the foregoing.

“Warrants” shall have the meaning as set forth in Section 2.2(f) hereof.

ARTICLE II
MERGER

Subject to the satisfaction or waiver of the conditions set forth in Article VII, at the Effective Time, (i) MergerCo will merge with and into Protea, and (ii) Protea will become a wholly-owned subsidiary of SRKP. The term “Surviving Company” as used herein shall mean Protea, as a wholly-owned subsidiary of SRKP after giving effect to the Merger. The Merger will be effected pursuant to the Certificate of Merger in accordance with the provisions of, and with the effect provided in, Section 251 of the DGCL.

2.1         Effects of Merger.

(a)         From and after the Effective Time and until further amended in accordance with law, (i) the Certificate of Incorporation of Protea as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Company, and (ii) the Bylaws of Protea as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Company.

(b)         SRKP, Protea and MergerCo, respectively, shall each use its best efforts to take all such action as may be necessary or appropriate to effectuate the Merger in accordance with the DGCL at the Effective Time. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all properties, rights, privileges, immunities, powers and franchises of either Protea or MergerCo, the officers of the Surviving Company are fully authorized in the name of SRKP, Protea and MergerCo or otherwise to take, and shall take, all such lawful and necessary action.

(c)         Subject to the provisions of Article VII and Article VIII hereof, the closing (the “Closing”) of the transactions contemplated hereby shall take place on or before September 2, 2011 (the “Closing Date”), at 750 Third Avenue, 9th Floor, New York, New York, or such other time and place as Protea and SRKP mutually agree at the earliest practicable time after the satisfaction or waiver of the conditions in Article VII, but in no event later than ten (10) business days after all such conditions have been satisfied or waived, or on such other date as may be mutually agreed by the parties hereto. On the Closing Date, or as soon thereafter as practicable, to effect the Merger, the parties hereto will cause the Certificate of Merger to be filed with the Delaware Secretary of State in accordance with the DGCL. The Merger shall be effective when the Certificate of Merger is filed with the Delaware Secretary of State (the “Effective Time”). As used herein, the term “Effective Date” shall mean the date on which the Certificate of Merger is filed with the Delaware Secretary of State.

2.2         Effect on Protea Capital Stock and MergerCo Capital Stock. To effectuate the Merger, and subject to the terms and conditions of this Agreement, at the Effective Time:

(a)         Each share of Protea Common Stock issued and outstanding immediately prior to the Effective Time (other than shares extinguished pursuant to this Section 2.2 and Dissenting Shares) shall automatically be converted into and exchangeable for a fraction of a fully paid and nonassessable share of SRKP Common Stock equal to one multiplied by the Exchange Ratio, rounded to the nearest whole share.

(b)         All shares of Protea Common Stock held at the Effective Time by Protea as treasury stock will be canceled and no payment will be made with respect to those shares.

(c)         All shares of common stock, $0.0001 par value per share, of MergerCo issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Company.

(d)         At the Effective Date, SRKP shall assume the rights and obligations under all outstanding convertible securities (the “Convertible Securities”), if any, issued by Protea which are convertible into Protea Common Stock. The Convertible Securities shall be assumed in accordance with their terms and conditions. Each Convertible Security shall, from and after the Effective Time, evidence the right to receive, upon conversion, a number of shares of SRKP Common Stock (in either event, rounded to the nearest whole share) equal to the number of shares of Protea Common Stock into which such Convertibly Security is convertible immediately prior to the Effective Date multiplied by the Exchange Ratio. The new conversion price applicable to each such Convertible Security shall be determined by dividing the conversion price immediately prior to the Effective Date by the Exchange Ratio. All references in the Convertible Securities to Protea and Protea Common Stock shall be deemed to be references to SRKP and SRKP Common Stock, respectively, after giving effect to the adjustments pursuant to this Section.

(e)         At the Effective Date, SRKP shall assume the rights and obligations under Protea’s outstanding warrants (the “Warrants”), if any, to purchase shares of Protea Common Stock. The Warrants shall be assumed in accordance with their terms and conditions. Each Warrant shall, from and after the Effective Time, evidence the right to purchase a number of shares of SRKP Common Stock (rounded to the nearest whole share) equal to the number of shares of Protea Common Stock into which such Warrant is exercisable immediately prior to the Effective Date multiplied by the Exchange Ratio. The new exercise price of the Warrants shall be determined by dividing the exercise price of the Warrants immediately prior to the Effective Date by the Exchange Ratio. All references in the Warrants to Protea and Protea Common Stock shall be deemed to be references to SRKP and SRKP Common Stock, respectively, after giving effect to the adjustments pursuant to this Section.

2.3         Rights of Holders of Protea Common Stock.

On and after the Effective Date and until surrendered for exchange, each outstanding stock certificate that immediately prior to the Effective Date represented shares of Protea Common Stock (except Dissenting Shares and shares cancelled or extinguished pursuant to Section 2.2) shall be deemed for all purposes, to evidence ownership of and to represent the number of whole shares of SRKP Common Stock into which such shares of Protea Common Stock shall have been converted pursuant to Section 2.2 above. The record holder of each such outstanding certificate representing shares of Protea Common Stock, shall, after the Effective Date, be entitled to vote the shares of SRKP Common Stock into which such shares of Protea Common Stock shall have been converted on any matters on which the holders of record of SRKP Common Stock, as of any date subsequent to the Effective Date, shall be entitled to vote. In any matters relating to such certificates of Protea Common Stock, SRKP may rely conclusively upon the record of stockholders maintained by Protea containing the names and addresses of the holders of record of Protea Common Stock on the Effective Date.

2.4         Procedure for Exchange of Protea Common Stock.

(a)         After the Effective Time, holders of certificates theretofore evidencing outstanding shares of Protea Common Stock (except Dissenting Shares and shares cancelled or extinguished pursuant to Section 2.2), upon surrender of such certificates to the Secretary of SRKP, shall be entitled to receive certificates representing the number of shares of SRKP Common Stock into which shares of Protea Common Stock theretofore represented by the certificates so surrendered are exchangeable as provided in Section 2.2(a) hereof. SRKP shall not be obligated to deliver any such shares of SRKP Common Stock to which any former holder of shares of Protea Common Stock is entitled until such holder surrenders the certificate or certificates representing such shares. Upon surrender, each certificate evidencing Protea Common Stock shall be canceled. If there is a transfer of Protea Common Stock ownership which is not registered in the transfer records of Protea, a certificate representing the proper number of shares of SRKP Common Stock may be issued to a person other than the person in whose name the certificate so surrendered is registered if: (x) upon presentation to the Secretary of SRKP, such certificate shall be properly endorsed or otherwise be in proper form for transfer, (y) the person requesting such payment shall pay any transfer or other taxes required by reason of the issuance of shares of SRKP Common Stock to a person other than the registered holder of such certificate or establish to the reasonable satisfaction of SRKP that such tax has been paid or is not applicable, and (z) the issuance of such SRKP Common Stock shall not, in the sole discretion of SRKP, violate the requirements of the Regulation D “safe harbor” of the Securities Act with respect to the private placement of SRKP Common Stock that will result from the Merger.

(b)        All shares of SRKP Common Stock issued upon the surrender for exchange of Protea Common Stock in accordance with the above terms and conditions shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Protea Common Stock.

(c)         Any shares of SRKP Common Stock issued in the Merger will not be transferable except (1) pursuant to an effective registration statement under the Securities Act or (2) upon receipt by SRKP of a written opinion of counsel for the holder reasonably satisfactory to SRKP to the effect that the proposed transfer is exempt from the registration requirements of the Securities Act and relevant state securities laws. Restrictive legends shall be placed on all certificates representing shares of SRKP Common Stock issued in the Merger, substantially as follows:

“NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS IN EFFECT THEREUNDER AND ALL APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS (SUCH FEDERAL AND STATE LAWS, THE “SECURITIES LAWS”) OR (B) IF THE CORPORATION HAS BEEN FURNISHED WITH AN OPINION OF COUNSEL FOR THE HOLDER, WHICH OPINION AND COUNSEL SHALL BE REASONABLY SATISFACTORY TO THE CORPORATION, TO THE EFFECT THAT SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION IS EXEMPT FROM THE PROVISIONS OF THE SECURITIES LAWS.

(d)         In the event any certificate for Protea Common Stock or any certificate or similar instrument evidencing Warrants or Convertible Securities shall have been lost, stolen or destroyed, SRKP shall issue and pay in exchange for such lost, stolen or destroyed certificate, promptly following its receipt of an affidavit of that fact by the holder thereof, such shares of the SRKP Common Stock as may be required pursuant to this Agreement; provided, however, that SRKP, in its discretion and as a condition precedent to the issuance and payment thereof, may require the owner of such lost, stolen or destroyed certificate to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against SRKP or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

2.5         Dissenting Shares. Shares of capital stock of Protea held by stockholders of Protea who have properly exercised and preserved appraisal rights with respect to those shares in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into or represent a right to receive shares of SRKP Common Stock pursuant to Section 2.2 above, but the holders thereof shall be entitled only to such rights as are granted by Section 262 of the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Section 262 of the DGCL shall receive payment therefor from the Surviving Company in accordance with such laws; provided, however, that if any such holder of Dissenting Shares shall have effectively withdrawn such holder’s demand for appraisal of such shares or lost such holder’s right to appraisal and payment of such shares under Section 262 of the DGCL, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares and each such share shall thereupon be deemed to have been canceled, extinguished and exchanged, as of the Effective Time, into and represent the right to receive from SRKP shares of SRKP Common Stock as provided in Section 2.2 above. Any payments in respect of Dissenting Shares will be deemed made by the Surviving Company.

2.6         Directors and Officers of the Surviving Corporation. From and after the Effective Time, the directors and officers of the Surviving Company shall be the persons who were directors and officers of Protea immediately prior to the Effective Time, respectively. These directors and officers of the Surviving Company shall hold office for the term specified in, and subject to the provisions contained in, the Certificate of Incorporation and Bylaws of the Surviving Company and applicable law. If, at or after the Effective Time, a vacancy shall exist on the board of directors or in any of the offices of the Surviving Company, such vacancy shall be filled in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Company.

2.7         Directors and Officers of SRKP. At the Closing, the Board of Directors of SRKP shall, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, take the following action, to be effective upon the Effective Time: (i) increase the size of the Board of Directors of SRKP to ten (10) persons; (ii) elect to the Board of Directors of SRKP the persons who were directors of Protea immediately prior to the Closing; and (iii) appoint as the officers of SRKP those who were the officers of Protea immediately prior to the Closing, or, in either case with regard to clauses (ii) and (iii), such other persons designated by Protea. All of the persons serving as directors of SRKP immediately prior to the Closing shall resign immediately following the election of the new directors, and the officers of SRKP immediately prior to the Closing shall resign at the Closing from all of their positions with SRKP, all subject to compliance with Rule 14f-1 promulgated under the Exchange Act. Subject to applicable law, SRKP shall take all action reasonably requested by Protea, but consistent with the Certificate of Incorporation and Bylaws of SRKP, that is reasonably necessary to effect any such election or appointment of the designees of Protea to SRKP’s Board of Directors, including promptly hereafter mailing to SRKP’s stockholders an information statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Protea shall supply SRKP all information with respect to it and its nominees, officers, directors and Affiliates required by such Section 14(f) and Rule 14f-1. The provisions of this Section 2.7 are in addition to and shall not limit any rights which Protea or any of its Affiliates may have as a holder or beneficial owner of shares of capital stock of SRKP as a matter of law with respect to the election of directors or otherwise. Immediately after the Effective Time, the newly-constituted board of directors of SRKP will appoint the officers of Protea immediately prior to the Effective Time as the officers of SRKP. The newly-appointed directors and officers of SRKP shall hold office for the term specified in, and subject to the provisions contained in, the Certificate of Incorporation and Bylaws of SRKP and applicable law.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PROTEA

Protea hereby represents and warrants to SRKP and MergerCo as follows:

3.1         Organization and Qualification. Protea is, and on the Effective Date will be, a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power to carry on its business as now conducted.

3.2         Authority Relative to this Agreement; Non-Contravention. The execution and delivery of this Agreement by Protea and the consummation by Protea of the transactions contemplated hereby have been duly authorized by the Board of Directors of Protea and, except for approval of this Agreement and the Merger by the affirmative vote of a majority of votes that holders of the outstanding shares of Protea Common Stock are entitled to cast, which will be obtained prior to Closing, no other corporate proceedings on the part of Protea are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Protea and, assuming it is a valid and binding obligation of SRKP and MergerCo, constitutes a valid and binding obligation of Protea enforceable in accordance with its terms except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally. Except for (x) approvals under applicable Blue Sky laws and filing of Form D with the Securities and Exchange Commission, and (y) the filing of the Certificate of Merger with the Secretary of State of Delaware, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of Protea for the consummation by Protea of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make the same would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on Protea or the Surviving Company or adversely affect the consummation of the transactions contemplated hereby.

3.3         No Conflicts. Protea is not subject to, or obligated under, any provision of (a) its Certificate of Incorporation or Bylaws, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit or (d) subject to obtaining the approvals referred to in the next sentence, any law, regulation, order, judgment or decree, which would conflict with, be breached or violated, or in respect of which a right of termination or acceleration or any security interest, charge or encumbrance on any of its assets would be created, by the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby, other than any such conflicts, breaches, violations, rights of termination or acceleration or security interests, charges or encumbrances which, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect on Protea or the Surviving Company.

3.4         Litigation. There are no actions, suits, proceedings, orders or investigations pending or, to the Knowledge of Protea, threatened against Protea or its officers, directors, employees or Affiliates, or the nominees for officer or director of SRKP after the Effective Time, individually or in the aggregate, at law or in equity, or before or by any federal, state or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign, and to the Knowledge of Protea, there is no reasonable basis for any proceeding, claim, action or governmental investigation directly or indirectly involving Protea or its officers, directors, employees or affiliates, individually or in the aggregate. Protea is not a party to any order, judgment or decree issued by any federal, state or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign.

3.5         No Brokers or Finders. Neither Protea nor any of its officers, directors, employees or Affiliates has employed any broker, finder, investment banker or investment advisor or Person performing similar function, or incurred any liability, for brokerage commissions, finders’ fees, investment advisory fees or similar compensation, in connection with the transactions contemplated by this Agreement.

3.6         Full Disclosure. The representations and warranties of Protea contained in this Agreement (and in any schedule, exhibit, certificate or other instrument to be delivered under this Agreement) are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact of which Protea has Knowledge that has not been disclosed to SRKP pursuant to this Agreement, including the schedules hereto, all taken together as a whole, which has had or could reasonably be expected to have a Material Adverse Effect on Protea or the Surviving Company or materially adversely affect the ability of Protea to consummate in a timely manner the transactions contemplated hereby.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SRKP AND MERGERCO

SRKP and MergerCo hereby represent and warrant to Protea as follows:

4.1         Organization and Qualification. SRKP and MergerCo each are, and on the Effective Date will be, corporations duly organized, validly existing and in good standing under the laws of the State of Delaware, and each has, and on the Effective Date will have, the requisite corporate power to carry on their respective businesses as now conducted. The copies of the Certificate of Incorporation and Bylaws of SRKP and MergerCo that have been made available to Protea on or prior to the date of this Agreement are correct and complete copies of such documents as in effect as of the date hereof, and shall be in effect on the Effective Date. SRKP and MergerCo are, and on the Effective Date each will be, licensed or qualified to do business in every jurisdiction which the nature of their respective businesses or their respective ownership of properties require each to be licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on SRKP or MergerCo, respectively.

4.2         Authority Relative to this Agreement; Non-Contravention. Each of SRKP and MergerCo has the requisite corporate power and authority to enter into this Agreement, and to carry out its obligations hereunder. The execution and delivery of this Agreement by SRKP and MergerCo, and the consummation by SRKP and MergerCo of the transactions contemplated hereby have been duly authorized by the Boards of Directors of SRKP and MergerCo. No further corporate proceedings on the part of SRKP or MergerCo are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby or will otherwise be sought by SRKP. This Agreement has been duly executed and delivered by SRKP and MergerCo and, assuming it is a valid and binding obligation of Protea, constitutes a valid and binding obligation of SRKP and MergerCo enforceable in accordance with its terms except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally. Except for (x) approvals under applicable Blue Sky laws and the filing of Form D with the Securities and Exchange Commission and (y) the filing of the Certificate of Merger with the Delaware Secretary of State, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of SRKP or MergerCo for the consummation by SRKP or MergerCo of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make the same would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on SRKP or MergerCo, or adversely affect the consummation of the transactions contemplated hereby.

4.3         No Conflicts. Neither SRKP nor MergerCo is subject to, or obligated under, any provision of (a) their respective Certificates of Incorporation or Bylaws, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit, nor (d) subject to obtaining the approvals referred to in the next sentence, any law, regulation, order, judgment or decree, which would conflict with, be breached or violated, or in respect of which a right of termination or acceleration or any security interest, charge or encumbrance on any of their respective assets would be created, by the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, other than any such conflicts, breaches, violations, rights of termination or acceleration or security interests, charges or encumbrances which, in the aggregate, could not reasonably be expected to have a Material Adverse Effect on SRKP or MergerCo.

4.4         Capitalization.

(a)         As of the date hereof, SRKP is, and on the Effective Date will be, authorized to issue 100,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share, of which 3,857,150 shares of common stock and no shares of preferred stock are currently issued and outstanding, excluding the shares of common stock to be issued immediately prior to the Closing upon the conversion of the amounts due to shareholders. The issued and outstanding shares of capital stock of SRKP are, and on the Effective Date will be, duly authorized, validly issued, fully paid and nonassessable and not issued in violation of any preemptive rights and, to SRKP’s Knowledge, free from any restrictions on transfer (other than restrictions under the Securities Act or state securities laws) or any option, lien, pledge, security interest, encumbrance or charge of any kind. SRKP has, and on the Effective Date will have, no other equity securities or securities containing any equity features authorized, issued or outstanding. As of the Effective Date, there are no agreements or other rights or arrangements existing which provide for the sale or issuance of capital stock by SRKP and there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from SRKP any shares of capital stock or other securities of SRKP of any kind, and there will not be any such agreements prior to or on the Effective Date. There are, and on the Effective Date there will be, no agreements or other obligations (contingent or otherwise) which may require SRKP to repurchase or otherwise acquire any shares of its capital stock other than the Redemption Agreement.

(b)         SRKP is not a party to, and, to SRKP’s Knowledge, there do not exist, any voting trusts, proxies, or other contracts with respect to the voting of shares of capital stock of SRKP.

(c)         The authorized capital of MergerCo consists of 1,000 shares of common stock, par value $0.0001 per share, all of which are, and on the Effective Date will be, issued and outstanding and held of record by SRKP. The issued and outstanding shares of capital stock of MergerCo are, and on the Effective Date will be, duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights, and, to SRKP’s Knowledge, free from any restrictions on transfer (other than restrictions under the Securities Act or state securities laws) or any option, lien, pledge, security interest, encumbrance or charge of any kind. There are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from MergerCo any shares of capital stock or other securities of MergerCo of any kind, and there will not be any such agreements prior to or on the Effective Date. There are, and on the Effective Date there will be, no agreements or other obligations (contingent or otherwise) which may require MergerCo to repurchase or otherwise acquire any shares of its capital stock.

4.5         Exchange Act Reports. Prior to the date of this Agreement, SRKP has made available to Protea complete and accurate copies of (a) SRKP’s Registration Statement on Form 10-SB/A as filed with the SEC on August 29, 2005 and (b) SRKP’s periodic reports filed with the SEC (the “SRKP SEC Filings”). As of their respective dates or as subsequently amended prior to the date hereof, each of the SRKP SEC Filings (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied as to form in all material respects with the applicable rules and regulations of the SEC. Since its inception on May 24, 2005, SRKP has timely filed all reports that it was required to file with the SEC pursuant to Section 13(a), 14(a), 14(c) and 15(d) of the Exchange Act. The financial statements (including footnotes thereto) included in or incorporated by reference into the SRKP SEC Filings were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as otherwise noted therein) and fairly present, in all material respects, the financial condition of SRKP as of the dates thereof and results of operations for the periods referred to therein.

4.6         Litigation. There are no actions, suits, proceedings, orders or investigations pending or, to the Knowledge of SRKP, threatened against SRKP, MergerCo, or SRKP’s officers, directors, employees or Affiliates, individually or in the aggregate, at law or in equity, or before or by any federal, state or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign, and to the Knowledge of SRKP, there is no reasonable basis for any proceeding, claim, action or governmental investigation directly or indirectly involving SRKP, MergerCo, or SRKP’s officers, directors, employees or affiliates, individually or in the aggregate. Neither SRKP nor MergerCo are a party to any order, judgment or decree issued by any federal, state or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign.

4.7         Subsidiaries. MergerCo and Protea Biosciences Group, Inc. are SRKP’s only subsidiaries, direct or indirect.

4.8         No Brokers or Finders. None of SRKP or any of its officers, directors, employees or Affiliates has employed any broker, finder, investment banker or investment advisor or Person performing a similar function, or incurred any liability for brokerage commissions, finders’ fees, investment advisory fees or similar compensation in connection with the transactions contemplated by this Agreement.

4.9         Tax Matters.

(a)         (i) SRKP has timely filed (or has had timely filed on its behalf) all returns, declarations, reports, estimates, information returns, and statements, including any schedules and amendments to such documents (“SRKP Returns”), required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it by any taxing authority having jurisdiction; (ii) all such SRKP Returns are complete and accurate in all material respects; (iii) SRKP has timely and properly paid (or has had paid on its behalf) all Taxes required to be paid by it; (iv) SRKP has established on the SRKP Latest Balance Sheet, in accordance with GAAP, reserves that are adequate for the payment of any Taxes not yet paid; (v) SRKP has complied with all applicable laws, rules, and regulations relating to the collection or withholding of Taxes from third parties (including without limitation employees) and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Code, or similar provisions under any foreign laws).

(b)         To SRKP’s Knowledge, there are no liens for Taxes upon any assets of SRKP, except liens for Taxes not yet due.

(c)         No deficiency for any Taxes has been asserted, assessed or, to SRKP’s Knowledge, proposed against SRKP that has not been resolved and paid in full or is not being contested in good faith. No waiver, extension or comparable consent given by SRKP regarding the application of the statute of limitations with respect to any Taxes or Returns is outstanding, nor is any request for any such waiver or consent pending. There has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or SRKP Returns, nor is any such Tax audit or other proceeding pending, nor has there been any notice to SRKP by any Taxing authority regarding any such Tax audit or other proceeding, or, to the Knowledge of SRKP, is any such Tax audit or other proceeding threatened with regard to any Taxes or SRKP Returns. SRKP does not expect the assessment of any additional Taxes of SRKP for any period prior to the date hereof and has no Knowledge of any unresolved questions, claims or disputes concerning the liability for Taxes of SRKP which would exceed the estimated reserves established on its books and records.

(d)         SRKP is not a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by SRKP not to be deductible (in whole or in part) under Section 280G of the Code. SRKP is not liable for Taxes of any other Person, and is not currently under any contractual obligation to indemnify any Person with respect to Taxes, or a party to any tax sharing agreement or any other agreement providing for payments by SRKP with respect to Taxes. SRKP is not a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for federal income tax purposes. SRKP has not agreed and is not required, as a result of a change in method of accounting or otherwise, to include any adjustment under Section 481 of the Code (or any corresponding provision of state, local or foreign law) in taxable income. SRKP has no property, sales or payroll in any state creating a tax nexus. However, any corporate activities taking place currently take place in Florida, and therefore SRKP believes it should file an SRKP Return in Florida. No claim has ever been made by a taxing authority in a jurisdiction where SRKP does not currently file SRKP Returns that SRKP is or may be subject to taxation by that jurisdiction. There are no advance rulings in respect of any Tax pending or issued by any Taxing authority with respect to any Taxes of SRKP. SRKP has not entered into any gain recognition agreements under Section 367 of the Code and the regulations promulgated thereunder. SRKP is not liable with respect to any indebtedness the interest of which is not deductible for applicable federal, foreign, state or local income tax purposes.

(e)         SRKP has been neither a “distributing corporation” nor a “controlled corporation” (within the meaning of Section 355 of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(f)         SRKP has not requested any extension of time within which to file any SRKP Return, which return has not since been filed.

4.10       Contracts and Commitments. Except as contemplated herein, SRKP is not a party to any contract, agreement, arrangement or other understanding, whether written or oral, which are currently in effect, and which relate to SRKP or its business.

4.11       Affiliate Transactions. No officer, director or employee of SRKP or any beneficial owner of 5% or more of the common stock of SRKP, or any member of the immediate family of any such officer, director or employee or beneficial owner (collectively “SRKP Insiders”) has, other than as disclosed in the SRKP SEC Filings, any agreement with SRKP or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of SRKP (other than ownership of capital stock of SRKP Subsidiaries). Other than as disclosed in the SRKP SEC Filings, SRKP is not indebted to any SRKP Insider (except for reimbursement of ordinary business expenses) and no SRKP Insider is indebted to SRKP) except for cash advances for ordinary business expenses). Other than disclosed in the SRKP SEC Filings, no SRKP Insider has any direct or indirect interest in any competitor, supplier or customer of SRKP or in any person, firm or entity from whom or to whom SRKP leases any property, or in any other person, firm or entity with whom SRKP transacts business of any nature. For purposes of this Section 4.11, the members of the immediate family of an officer, director or employee shall consist of the spouse, parents, children or siblings of such officer, director or employee.

4.12       Compliance with Laws; Permits.

(a)         Except for any noncompliance that would not reasonably be expected to have a Material Adverse Effect on SRKP, SRKP and its officers, directors, agents and employees have complied with all applicable laws, regulations and other requirements, including, but not limited to, federal, state, local and foreign laws, ordinances, rules, regulations and other requirements pertaining to equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers’ compensation, unemployment and building and zoning codes, and no claims have been filed against SRKP, and SRKP has not received any notice, alleging a violation of any such laws, regulations or other requirements. SRKP is not relying on any exemption from or deferral of any such applicable law, regulation or other requirement that would not be available to Protea after it acquires SRKP’s properties, assets and business.

(b)         SRKP has no licenses, permits and certificates from federal, state, local and foreign authorities (including, without limitation, federal and state agencies regulating occupational health and safety), and none are necessary and material to its operations and business.

4.13       Validity of the SRKP Common Stock. The shares of SRKP Common Stock to be issued to holders of Protea Common Stock pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable.

4.14       Books and Records. The books of account, minute books, stock record books, and other records of SRKP, complete copies of which have been made available to Protea, have been properly kept and contain no inaccuracies except for inaccuracies that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SRKP. At the Closing, all of SRKP’s records will be in the possession of SRKP.

4.15       Real Property. SRKP does not own or lease any real property.

4.16       Insurance. SRKP does not own or maintain any insurance policies.

4.17       No Undisclosed Liabilities. Except as reflected in the unaudited consolidated balance sheet of SRKP at June 30, 2011 included in SRKP’s Quarterly Report on Form 10-Q for such period (the “SRKP Latest Balance Sheet”), SRKP has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise except liabilities which have arisen after the date of the SRKP Latest Balance Sheet in the ordinary course of business (none of which is a material uninsured liability).

4.18       Absence of Certain Developments. Except as disclosed in the SRKP SEC Filings or as otherwise contemplated by this Agreement, since June 30, 2011, SRKP has conducted its business only in the ordinary course consistent with past practice and there has not occurred or been entered into, as the case may be: (i) any event having a Material Adverse Effect on SRKP, (ii) any event that would reasonably be expected to prevent or materially delay the performance of SRKP’s obligations pursuant to this Agreement, (iii) any material change by SRKP in its accounting methods, principles or practices, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of capital stock of SRKP or any redemption, purchase or other acquisition of any of SRKP’s securities, (v) any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan of SRKP, or any other increase in the compensation payable or to become payable to any employees, officers, consultants or directors of SRKP, (vi) any issuance, grants or sale of any stock, options, warrants, notes, bonds or other securities, or entry into any agreement with respect thereto by SRKP, (vii) any amendment to the Certificate of Incorporation or Bylaws of SRKP, (viii) other than in the ordinary course of business consistent with past practice, any (w) capital expenditures by SRKP, (x) purchase, sale, assignment or transfer of any material assets by SRKP, (y) mortgage, pledge or existence of any lien, encumbrance or charge on any material assets or properties, tangible or intangible of SRKP, except for liens for taxes not yet due and such other liens, encumbrances or charges which do not, individually or in the aggregate, have a Material Adverse Effect on SRKP, or (z) cancellation, compromise, release or waiver by SRKP of any rights of material value or any material debts or claims, (ix) any incurrence by SRKP of any material liability (absolute or contingent), except for current liabilities and obligations incurred in the ordinary course of business consistent with past practice, (x) damage, destruction or similar loss, whether or not covered by insurance, materially affecting the business or properties of SRKP, (xi) entry by SRKP into any agreement, contract, lease or license other than in the ordinary course of business consistent with past practice, (xii) any acceleration, termination, modification or cancellation of any agreement, contract, lease or license to which SRKP is a party or by which any of them is bound, (xiii) entry by SRKP into any loan or other transaction with any officers, directors or employees of SRKP, (xiv) any charitable or other capital contribution by SRKP or pledge therefore, (xv) entry by SRKP into any transaction of a material nature other than in the ordinary course of business consistent with past practice, or (xvi) any negotiation or agreement by SRKP to do any of the things described in the preceding clauses (i) through (xv).

4.19       Employee Benefit Plans.

(a)         SRKP does not have any (i) “employee benefit plans,” within the meaning of Section 3(3) of ERISA, (ii) bonus, stock option, stock purchase, stock appreciation right, incentive, deferred compensation, supplemental retirement, severance, and fringe benefit plans, programs, policies or arrangements, or (iii) employment or consulting agreements, for the benefit of, or relating to, any current or former employee (or any beneficiary thereof) of SRKP, in the case of a plan described in (i) or (ii) above, that is currently maintained by SRKP or with respect to which SRKP has an obligation to contribute, and in the case of an agreement described in (iii) above, that is currently in effect.

(b)         No director, officer, or employee of SRKP will become entitled to retirement, severance or similar benefits or to enhanced or accelerated benefits (including any acceleration of vesting or lapsing of restrictions with respect to equity-based awards) solely as a result of consummation of the transactions contemplated by this Agreement.

4.20       Employees. Except as disclosed in the SRKP SEC Filings, SRKP has no employees.

4.21       Proprietary Information and Inventions. No current SRKP employee, consultant, and advisory board member is party to either a non-disclosure agreement or an alternative employment agreement with SRKP containing comparable non-disclosure provisions.

4.22       Financial Statements. The financial statements of SRKP included in the SRKP SEC Filings have been prepared in accordance with GAAP consistently applied with past practice (except in each case as described in the notes thereto) and on that basis present fairly, in all material respects, the financial position and the results of operations, changes in stockholders’ equity, and cash flows of SRKP as of the dates of and for the periods referred to in such financial statements.

4.23       Full Disclosure. The representations and warranties of SRKP and MergerCo contained in this Agreement (and in any schedule, exhibit, certificate or other instrument to be delivered under this Agreement) are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact of which SRKP or MergerCo has Knowledge that has not been disclosed to Protea pursuant to this Agreement, including the schedules hereto, all taken together as a whole, which has had or could reasonably be expected to have a Material Adverse Effect on SRKP or MergerCo, or materially adversely affect the ability of SRKP or MergerCo to consummate in a timely manner the transactions contemplated hereby.

ARTICLE V
CONDUCT OF BUSINESS PENDING THE MERGER

5.1         Conduct of Business by SRKP and MergerCo. From the date of this Agreement to the Effective Date, unless Protea shall otherwise agree in writing or as otherwise expressly contemplated or permitted by other provisions of this Agreement, including but not limited to this Section 5.1, neither SRKP nor MergerCo shall, directly or indirectly, (a) amend its Certificate of Incorporation or Bylaws, (b) split, combine or reclassify any outstanding shares of capital stock of SRKP, (c) declare, set aside, make or pay any dividend or distribution in cash, stock, property or otherwise with respect to the capital stock of SRKP, (d) default in its obligations under any material debt, contract or commitment which default results in the acceleration of obligations due thereunder, except for such defaults arising out of SRKP’s entry into this Agreement for which consents, waivers or modifications are required to be obtained, (e) conduct its business other than in the ordinary course on an arms-length basis and in accordance in all material respects with all applicable laws, rules and regulations and SRKP’s past custom and practice, (f) issue or sell any additional shares of, or options, warrants, conversions, privileges or rights of any kind to acquire any shares of, any of its capital stock, except in connection with the exercise or conversion of SRKP securities outstanding on the date of this Agreement or payment of stock dividends, (g) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof or (h) make or change any material tax elections, settle or compromise any material tax liability or file any amended tax return.

ARTICLE VI
ADDITIONAL COVENANTS AND AGREEMENTS

6.1         Governmental Filings. Subject to the terms and conditions herein provided, each party will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement. Each party will use all reasonable efforts and will cooperate with the other party in the preparation and filing, as soon as practicable, of all filings, applications or other documents required under applicable laws, including, but not limited to, the Exchange Act, to consummate the transactions contemplated by this Agreement. Prior to submitting each filing, application, registration statement or other document with the applicable regulatory authority, each party will, to the extent practicable, provide the other party with an opportunity to review and comment on each such application, registration statement or other document to the extent permitted by applicable law. Each party will use all reasonable efforts and will cooperate with the other party in taking any other actions necessary to obtain such regulatory or other approvals and consents at the earliest practicable time, including participating in any required hearings or proceedings.

6.2         Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement, and the transactions contemplated hereby, shall be paid by the party incurring such costs and expenses.

6.3         Due Diligence; Access to Information; Confidentiality.

(a)         Between the date hereof and the Closing Date, Protea and SRKP shall afford to the other party and their authorized representatives the opportunity to conduct and complete a due diligence investigation of the other party as described herein and all necessary books, papers, and records relating to the Parties (collectively referred to herein as “Evaluation Material”).

(b)         Protea and SRKP agree that each such party will not use the Evaluation Material for any purpose other than in connection with the Merger and the transactions contemplated hereunder. Each agrees not to disclose or allow disclosure to others of any Evaluation Material, except to assist such party in connection with the Merger and the transactions contemplated hereunder. Each agrees that it will, within ten (10) days of the other party’s request, re-deliver to such party all copies of that party’s Evaluation Material in its possession or that of its Affiliates or representatives if the Merger does not close as contemplated herein.

(c)         In the event any party or anyone to whom Evaluation Material has been transmitted in accordance with the terms herein is requested in connection with any proceeding to disclose any Evaluation Material, or a party has determined that it is required under applicable law or regulation to disclose Evaluation Material, such party will give the other party prompt notice of such request or determination so that the other party may seek an appropriate protective order or other remedy or waive compliance with this Agreement, and such party will cooperate with the other party to obtain such protective order. In the event such protective order is not obtained, the other party waives compliance with the relevant provisions of this Section, such party (or such person to whom such request is directed) will furnish only that portion of the Evaluation Material which is required to be disclosed. The parties acknowledge that, upon execution and delivery, this Agreement (but not the exhibits and schedules thereto) will be filed by SRKP with the Securities and Exchange Commission under cover of Form 8-K.

(d)         Notwithstanding any of the foregoing, if prior to Closing, for any reason, the transactions contemplated by this Agreement are not consummated, neither SRKP nor Protea nor any of their Affiliates or representatives shall disclose to third parties or otherwise use any Evaluation Material or other confidential information received from the other party in the course of investigating, negotiating, and performing the transactions contemplated by this Agreement; provided, however, that nothing shall be deemed to be confidential information which:

(i)	is or becomes generally available to the public other than as a result of a disclosure by such party, its Affiliates or representatives;

(ii)	was available to such party on a non-confidential basis prior to its disclosure;

(iii)	becomes available to such party on a non-confidential basis from a source other than the other party or its agents, advisors or representatives;

(iv)	developed by such party independently of any disclosure by the other party; or

(v)	is disclosed in compliance with Section 6.3(c).

Nothing in this Section 6.3 shall prohibit the disclosure of information required to be made under federal or state securities laws. If any disclosure is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

(e)         SRKP and Protea each agree that money damages would not be sufficient to remedy any breach by the other party of this Section, and that, in addition to all other remedies, each party against which a breach of this Section has been committed shall be entitled to specific performance and injunctive or other equitable relief as a remedy of such breach.

6.4         Press Releases. Protea and SRKP shall agree with each other as to the form and substance of any press release or public announcement related to this Agreement or the transactions contemplated hereby; provided, however, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which is required by law or regulation. If any such press release or public announcement is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

6.5         Securities Reports. SRKP shall timely file with the SEC all reports and other documents required to be filed under the Securities Act or Exchange Act. All such reports and documents (i) shall not, as of the date of such filing, contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) shall comply as to form, in all material respects, with the applicable rules and regulations of the SEC. SRKP agrees to provide to Protea copies of all reports and other documents filed under the Securities Act or Exchange Act with the SEC by it between the date hereof and the Effective Date within two (2) days after the date such reports or other documents are filed with the SEC.

6.6         Protea Stockholders’ Meeting; Materials to Stockholders.

The Parties shall, in accordance with Section 251 of the DGCL and the respective certificates of incorporation and by-laws, obtain shareholder approval as promptly as practicable after the date hereof for the purpose of considering and taking action upon this Agreement and the Merger.

6.7         Failure to Fulfill Conditions. In the event that either of the parties hereto determines that a condition to its respective obligations to consummate the transactions contemplated hereby cannot be fulfilled on or prior to the termination of this Agreement, it will promptly notify the other party.

6.8         Notification of Certain Matters. On or prior to the Effective Date, each party shall give prompt notice to the other party of (i) the occurrence or failure to occur of any event or the discovery of any information, which occurrence, failure or discovery would be likely to cause any representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete after the date hereof in any material respect or, in the case of any representation or warranty given as of a specific date, would be likely to cause any such representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete in any material respect as of such specific date, and (ii) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder.

6.9         Cancellation of SRKP Shares and Warrants. Prior to the execution of this Agreement, SRKP and each person holding shares of SRKP Common Stock on the date hereof (the “SRKP Stockholders”) shall have entered into an agreement in substantially the form attached hereto as Exhibit B (the “Cancellation Agreement”) pursuant to which SRKP will cancel all shares of SRKP Common Stock and all warrants to purchase shares of SRKP Common Stock (the “SRKP Warrants”) held by the SRKP Stockholders in exchange for aggregate consideration of $40,000, less SRKP Professional Fees. The redemption of such shares shall become effective concurrently with the Effective Time. Other than the shares of SRKP Common Stock and SRKP Warrants comprising the Merger Consideration, upon the consummation of such redemption, there will be no other shares of SRKP Common Stock outstanding and no SRKP Warrants or other convertible securities which are convertible into SRKP Common Stock.

ARTICLE VII
CONDITIONS

7.1         Conditions to Obligations of Each Party. The respective obligations of each party to effect the transactions contemplated hereby are subject to the fulfillment or waiver at or prior to the Effective Date of the following conditions:

(a)          No Prohibitive Change of Law. There shall have been no law, statute, rule or regulation, domestic or foreign, enacted or promulgated which would prohibit or make illegal the consummation of the transactions contemplated hereby.

(b)          Requisite Approvals. This Agreement and the Merger shall have been approved by the stockholders of Protea and MergerCo and the Board of Directors of SRKP.

(c)          Section 14(f) Compliance. Ten days shall have elapsed since an information statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder has been filed with the SEC and transmitted to the stockholders of SRKP in accordance with said Rule 14f-1.

(d)          Adverse Proceedings. There shall not be threatened, instituted or pending any action or proceeding before any court or governmental authority or agency (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to prohibit direct or indirect ownership or operation by SRKP or MergerCo of all or a material portion of the business or assets of Protea, or to compel SRKP or MergerCo or Protea to dispose of or to hold separately all or a material portion of the business or assets of SRKP or MergerCo or of Protea, as a result of the transactions contemplated hereby; (iii) seeking to invalidate or render unenforceable any material provision of this Agreement or any of the other agreements attached as exhibits hereto or contemplated hereby, or (iv) otherwise relating to and materially adversely affecting the transactions contemplated hereby.

(e)          Governmental Action. There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction proposed, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby, by any federal, state or other court, government or governmental authority or agency, that would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 7.1(d).

7.2         Additional Conditions to Obligation of SRKP and MergerCo. The obligation of SRKP and MergerCo to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the fulfillment or waiver of the following conditions:

(a)          Representations and Compliance. The representations of Protea contained in this Agreement were accurate as of the date of this Agreement and are accurate as of the Closing Date, in all respects (in the case of any representation containing any materiality qualification) or in all material respects (in the case of any representation without any materiality qualification), except for representations and warranties made as of a specific date, which shall be accurate as of such date. Protea shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Closing Date.

(b)          Consents and Approvals. Protea shall have obtained all consents and approvals necessary to consummate the transactions contemplated by this Agreement, in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of Protea’s assets pursuant to the provisions of, any agreement, arrangement or undertaking of or affecting Protea or any license, franchise or permit of or affecting Protea.

(c)          Merger Certificate. Protea shall have executed a copy of the Certificate of Merger.

7.3         Additional Conditions to Obligation of Protea. The obligation of Protea to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the fulfillment or waiver of the following conditions:

(a)          Representations And Compliance. The representations of SRKP and MergerCo contained in this Agreement were accurate as of the date of this Agreement and are accurate as of the Effective Time, in all respects (in the case of any representation containing any materiality qualification) or in all material respects (in the case of any representation without any materiality qualification), except for representations and warranties made as of a specific date, which shall be accurate as of such date. SRKP and MergerCo, respectively, shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by them hereunder at or prior to the Effective Date.

(b)          Secretary’s Certificate. SRKP shall have furnished to Protea (i) copies of the text of the resolutions by which the corporate action on the part of SRKP necessary to approve this Agreement and the Certificate of Merger, the election of the directors of SRKP to serve following the Closing Date and the transactions contemplated hereby and thereby were taken, which shall be accompanied by a certificate of the corporate secretary or assistant corporation secretary of SRKP dated as of the Closing Date certifying to Protea that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded, (ii) an incumbency certificate dated as of the Closing Date executed on behalf of SRKP by its corporate secretary or one of its assistant corporate secretaries certifying the signature and office of each officer of SRKP executing this Agreement, the Certificate of Merger or any other agreement, certificate or other instrument executed pursuant hereto, and (iii) a copy of the Certificate of Incorporation of SRKP, certified by the Secretary of State of Delaware, and certificates from the Secretary of State of Delaware evidencing the good standing of SRKP in such jurisdiction as of a day within three business days prior to the Closing Date.

(c)          Consents and Approvals. SRKP and MergerCo shall have obtained all consents and approvals necessary to consummate the transactions contemplated by this Agreement in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of SRKP’s or MergerCo’s assets pursuant to the provisions of, any agreement, arrangement or undertaking of or affecting SRKP or any license, franchise or permit of or affecting SRKP.

(d)          Filing of SRKP Filings. SRKP shall have filed with the SEC all SRKP SEC Filings as they come due.

(e)          Resignations. Each of the officers and non-continuing directors of SRKP immediately prior to the Effective Time shall deliver duly executed resignations from their positions with SRKP effective immediately after the Effective Time.

(f)           SRKP Repurchase of Outstanding Shares and Warrants. SRKP shall have entered into the Redemption Agreement with all of the SRKP Stockholders, as of immediately prior to the Effective Time, pursuant to which SRKP will repurchase from such stockholders concurrently with the Effective Time all of the issued and outstanding shares of capital stock of SRKP and warrants to purchase shares of SRKP Common Stock owned by the SRKP Stockholders for an aggregate purchase price of $40,000 less SRKP Professional Fees.

(g)          SRKP Liabilities. Except for SRKP Professional Fees (which shall be paid at the closing of the Redemption Agreement), SRKP shall have no liabilities.  All amounts due and owing to stockholders as set forth on the SRKP Latest Balance Sheet shall be converted into SRKP Common Stock immediately prior to the Closing and redeemed pursuant to the terms of the Redemption Agreement.

(h)          Dissenters’ Rights. Holders of no more than two (2) percent of the outstanding shares of Protea Common Stock shall have validly exercised, or remained entitled to exercise, their appraisal rights under Section 262 of the DGCL.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

8.1         Termination. This Agreement may be terminated prior to the Effective Date:

(a)          by mutual consent of Protea and SRKP, if the Board of Directors of each so determines by vote of a majority of the members of its entire board;

(b)          by SRKP, if any representation of Protea set forth in this Agreement was inaccurate when made or becomes inaccurate such that the condition set forth in Section 7.2(a) could not be satisfied;

(c)          by Protea, if any representation of SRKP set forth in this Agreement was inaccurate when made or becomes inaccurate such that the condition set forth in Section 7.3(a) could not be satisfied;

(d)          by SRKP, if Protea fails to perform or comply with any of the obligations that it is required to perform or to comply with under this Agreement such that the condition set forth in Section 7.2(a) could not be satisfied;

(e)          by Protea, if SRKP fails to perform or comply with any of the obligations that it is required to perform or to comply with under this Agreement such that the condition set forth in Section 7.3(a) could not be satisfied;

(f)          by Protea, if, following a vote by the stockholders of Protea at the Protea Stockholder Meeting, the Merger and this Agreement are not duly approved by the stockholders of Protea;

(g)          by either Protea or SRKP if the Closing Date is not on or before September 2, 2011, or such later date as Protea and SRKP may mutually agree (except that a party seeking to terminate this Agreement pursuant to this clause may not do so if the failure to consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement in breach of such party’s obligations under this Agreement).

Any party desiring to terminate this Agreement shall give prior written notice of such termination and the reasons therefor to the other party.

ARTICLE IX
GENERAL PROVISIONS

9.1         Notices. All notices and other communications hereunder shall be in writing and shall be sufficiently given if made by hand delivery, by telecopier, by overnight delivery service for next business day delivery, or by registered or certified mail (return receipt requested), in each case with delivery charges prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by it by like notice):

If to Protea:	Protea Biosciences, Inc.
955 Hartman Run Rd.
Morgantown, WV 26507
Facsimile: (304) 292-7101
Attn: Steve Turner, Chief Executive Officer

With copies to:	Richardson & Patel LLP
750 Third Avenue, 8th Floor
New York, New York 10017
Facsimile: (212) 997-4242
Attn: David Feldman, Esq.

If to SRKP	SRKP 5, Inc.
or MergerCo:	4737 North Ocean Drive, Suite 207,
Lauderdale by the Sea, FL 33308
Facsimile: (310) 203-2902
Attn: Richard A. Rappaport, President

All such notices and other communications shall be deemed to have been duly given as follows: when delivered by hand, if personally delivered, when received; (i) if delivered by registered or certified mail (return receipt requested), when receipt acknowledged; or (ii) if telecopied, on the day of transmission or, if that day is not a business day, on the next business day; and the next business day delivery after being timely delivered to a recognized overnight delivery service.

9.2         No Survival. The representations and warranties and obligations contained in this Agreement will terminate at the Effective Time or on termination of this Agreement in accordance with Section 8.1, except that the obligations contained in Article II and any other obligation contained in this Agreement requiring performance or compliance after the Effective Time (including without limitation Section 6.3(d)) will survive the Effective Time indefinitely.

9.3         Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to Sections and Articles of this Agreement unless otherwise stated. Words such as “herein,” “hereinafter,” “hereof,” “hereto,” “hereby” and “hereunder,” and words of like import, unless the context requires otherwise, refer to this Agreement (including the Schedules hereto). As used in this Agreement, the masculine, feminine and neuter genders shall be deemed to include the others if the context requires.

9.4         Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties shall negotiate in good faith to modify this Agreement and to preserve each party’s anticipated benefits under this Agreement.

9.5         Amendment. This Agreement may not be amended or modified except by an instrument in writing approved by the parties to this Agreement and signed on behalf of each of the parties hereto.

9.6         Waiver. At any time prior to the Effective Date, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto or (b) waive compliance with any of the agreements of the other party or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit. Any such extension or waiver shall only be effective if made in writing and duly executed by the party giving such extension or waiver.

9.7         Miscellaneous. This Agreement (together with all other documents and instruments referred to herein): (a) constitutes the entire agreement, and supersedes all other prior agreements and undertakings, both written and oral, among the parties, with respect to the subject matter hereof; and (b) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party hereto without the prior written consent of the other party hereto.

9.8         Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

9.9         Third Party Beneficiaries. Each party hereto intends that this Agreement, except as expressly provided herein, shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

9.10       Governing Law. This Agreement is governed by the internal laws of the State of Delaware without regard to such State’s principles of conflicts of laws that would defer to the substantive laws of another jurisdiction.

9.11       Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement must, to the extent such courts will accept such jurisdiction, be brought against any of the parties in the courts of the State of Delaware, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties consents to the jurisdiction of those courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any such action or proceeding may be served by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.1. Nothing in this Section 9.11, however, affects the right of any party to serve legal process in any other manner permitted by law.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above by their respective officers.

PROTEA BIOSCIENCES, INC.

By:	/s/ Steve Turner
Name: Steve Turner
Title: Chief Executive Officer

SRKP 5, INC.

By:	/s/ Richard A. Rappaport
Name: Richard A. Rappaport
Title: President

SRKP ACQUISITION CORP.

By:	/s/ Richard A. Rappaport
Name: Richard A. Rappaport
Title: President

Signature Page
Agreement and Plan of Merger